SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Private Media Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

EXPLANATORY NOTE

Private Media Group, Inc. is amending and restating in its entirety the section entitled “PROPOSAL NO. 2” in its definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission filed on November 3, 2009, in order to provide additional information relating to the acquisition of Game Link LLC and its affiliate on January 20, 2009.

PROPOSAL NO. 2

APPROVAL OF THE ISSUANCE OF SHARES OF COMMON STOCK IN CONNECTION

WITH THE ACQUISITION OF THE GAMELINK COMPANIES

Following is a description of the principal terms of the Company’s acquisition of the GameLink companies and issuance of its common stock. Additional details regarding the acquisition are contained in the acquisition agreement that is an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 23, 2009.

On January 20, 2009, Private completed the acquisition of 100% of the business of Game Link LLC and its affiliate, eLine, LLC (collectively, “GameLink companies”) pursuant to an Agreement and Plan of Reorganization (“acquisition agreement”) dated as of January 20, 2009, by and among Private, the Game Link companies and the shareholders of the GameLink companies. The GameLink companies are engaged in the business of digital distribution of adult content over the Internet and online eCommerce development. The acquisition was made in order to further Private’s goal of becoming a leading global digital distributor of adult content over the Internet.

GameLink is a leading US adult entertainment video on demand (VOD) and eCommerce platform through its GameLink.com website. The site’s installed user base represents over one million domestic and international customers and it serves over 10,000 users daily. Including 60,000 video titles, GameLink has the largest library of digital and physical adult media and novelties in the United States. The Company offers VOD in multiple media formats including streaming and downloads to computers and iPhones. GameLink’s infrastructure is the most robust in the industry and is highly flexible, customizable and scalable designed to support multiple retail strategies and products simultaneously. Additionally, through its related companies, GameLink offers third-party and white-label ecommerce solutions and development. For the year ended 2008 the GameLink companies reported net sales of USD 16.4 million.

The acquisition of GameLink is a significant development that we expect will substantially contribute to our growth, while creating economies of scale. We have been establishing our digital strategy and concluded that the combination of Private with a major online retailer and accomplished platform developer is the approach to achieving our goals in the rapidly changing business landscape. We believe that the combined content assets of Private and core competencies of GameLink offer a compelling new business model.

The acquisition was accomplished by the merger of two wholly-owned subsidiaries of Private into the two parent companies of the GameLink businesses, with the shareholders of those entities receiving 8,534,309 shares of Private common stock in exchange for 100% of their interests in the GameLink companies. In addition, the former shareholders of the GameLink companies (the “GameLink Shareholders”) are entitled to receive up to an additional 4,595,397 shares of Private common stock (“Earnout Shares”) if the combined EBITDA (earnings before interest, taxes, depreciation and amortization) of the online digital media operations of Private, including the GameLink companies, meet specified targets in 2009, 2010 and 2011. The recipients of these shares have been granted piggyback registration rights by Private. However, most of the shares are subject to a lockup agreement which prohibits their sale or transfer until January 21, 2010.

Using an exchange rate of EUR 0.75 per 1.00 USD, the agreed EBITDA targets of the combined online media operations of Private and GameLink for 2009, 2010 and 2011 are as follows:

2009 - $5,210,000

2010 - $8,013,000

2011 - $9,329,000

The manner in which the Earnout Shares are earned in relation to the combined EBITDA targets is as follows. For each of the years ended December 31, 2009, 2010 and 2011 in which the actual EBITDA of the online digital media operations equals or exceeds the target EBITDA, the GameLink Shareholders are entitled to receive 1,531,799 shares of Private common stock. If there is a shortfall in the actual EBITDA compared to the target EBITDA in any year, instead of receiving 1,531,799 target shares for that year, the GameLink Shareholders are entitled to receive a pro rata portion of the target shares for that year, based upon the ratio between the actual EBITDA and the target EBITDA for that year. In such event, if the actual EBITDA required in the following year(s) exceeds the target EBITDA, in addition to the 1,531,799 target shares earned for the following year(s), the GameLink Shareholders are entitled to recover all or a portion of unearned target shares from the prior year(s) based upon the amount by which actual EBITDA exceeds the target EBITDA in the subsequent year. No shares may be earned after 2011.

On October 29, 2009, Private completed the acquisition of the business of Sureflix Digital Distribution Inc. and Sureflix Digital Logistics Inc., companies engaged in the business of digital distribution of premium adult content. Because the determination of actual EBITDA is based upon the consolidated online digital media operations of Private and its subsidiaries, effective as of the Sureflix acquisition date, the results of operations of these acquired companies will be included in determining whether the target EBITDA has been achieved.

The total fair value of the acquisition, computed based upon the closing price of Private common stock on the acquisition date, January 20, 2009, is EUR 10,219,000 (USD 13,272,000), and assumes the EBITDA targets are met in 2009, 2010 and 2011. The Company believes that the target EBITDA will be achieved by the end of the contingency period in 2011. The following table summarizes the consideration paid for GameLink and the amounts of the assets acquired and liabilities assumed recognized at the acquisition date:

January, 20 2009
EUR (in thousands)
Consideration
Equity Instruments (8,534,309 common shares of Private)	6,644
Contingent consideration arrangement (4,595,397 common shares of Private)	3,575

Fair value of total consideration transferred	10,219

Recognized amounts of identifiable assets acquired and liabilities assumed
Financial assets	233
Inventory	217
Property, plant, and equipment	3,371
Identifiable intangible assets	1,904
Financial liabilities	(3,480)

Total identifiable net assets	2,245
Goodwill	7,974

10,219

The fair value of the acquired property, plant, and equipment of EUR 3,371,000 is provisional pending receipt of the final valuation. The fair value of the identifiable intangible assets of EUR 1,904,000, comprises trade and domain names. The trade and domain names have an indefinite estimated useful life. The fair value of these assets is provisional pending receipt of the final valuation.

The Company has not included in this Proxy Statement historical financial statements for the GameLink companies or pro forma financial statements relating to the acquisition of the GameLink companies. This information is not being provided as the Company has determined that the acquisition of the GameLink companies is not “significant” within the meaning of applicable SEC financial reporting rules.

As part of the acquisition, the owners of the Game Link companies agreed to continue to be employed by Private for a period of three years following the acquisition, with either party having the right to terminate their employment agreement for specified reasons. The employment agreement with one of the owners, Ilan Bunimovitz, provided for him to be appointed to Private’s Board of Directors by March 2009 and to serve as a director until 2012. Under a separate agreement entered into in connection with the acquisition of Game Link, Berth Milton, our Chairman, agreed to vote Private shares beneficially owned by him in favor of Mr. Bunimovitz’s election to the Board of Directors in 2009, 2010 and 2011, so long as Mr. Bunimovitz continues to be employed by the Company.

Why the Company Needs Shareholder Approval

Under the laws of the State of Nevada, the Company’s state or incorporation, the Company is not required to obtain the approval of its shareholders in order to complete the acquisition of the GameLink companies. However, the Company’s common stock is listed on the NASDAQ Global Market, and therefore it is subject to the NASDAQ listing rules, including rules governing the issuance of a listed company’s securities. NASDAQ Marketplace Rule 5635 (formerly Rule 4350) requires NASDAQ-listed issuers to obtain shareholder approval prior to any issuance of stock in connection with the acquisition of stock or assets of another company, where, due to the present or potential issuance of common stock, the common stock has or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance of stock, or the issuance of stock would equal 20% or more of the total number of shares of common stock outstanding immediately prior to the transaction.

On January 20, 2009, immediately prior to the acquisition of the GameLink companies, Private had 53,580,494 shares of its common stock outstanding. Under the terms of the acquisition agreement, 8,534,309 shares were issued at the closing, and up to an additional 4,595,397 shares were issuable, based upon achieving the Earnout targets. If more than 10,716,098 shares are issuable in connection with the acquisition, the number of shares issued in excess of that amount would exceed the NASDAQ 20% limit. Therefore, if more than 2,181,789 of the 4,595,397 Earnout Shares were earned, issuance of Earnout Shares in excess of 2,181,789 shares would cause Private to exceed the 20% limit. If the Earnout Shares are fully earned, the GameLink Shareholders would be entitled to receive an additional 2,413,613 shares (subject to receipt of the requisite shareholder approval of the issuance of the additional 2,413,613 shares). Accordingly, to comply with the terms of NASDAQ Marketplace Rule 5635, the Company must obtain shareholder approval before issuing more than 2,181,789 Earnout Shares.

The acquisition agreement provided that Private would not be required to issue shares of common stock in excess of 20% of the number of shares of common stock outstanding immediately prior to the acquisition unless and until shareholder approval of the additional issuance was obtained in accordance with NASDAQ rules. The acquisition agreement required Private to use commercially reasonable efforts to obtain shareholder approval at its 2009 Annual Meeting of Shareholders and, in any event, prior to the time that Private would be obligated to issue shares in excess of the NASDAQ limit. In addition, pursuant to a Voting Agreement entered into on the acquisition date by and among Private, the GameLink shareholders and Berth Milton, Private’s majority shareholder, Mr. Milton agreed to vote all shares beneficially owned by him in favor of the issuance of the shares issued or issuable in connection with the GameLink acquisition at the 2009 Annual Meeting of Shareholders.

Effect of Failure to Obtain Shareholder Approval of Proposal No. 2

If the shareholders do not approve Proposal No.2 and Earnout Shares are otherwise earned in excess of 2,181,789 shares, Private will be required to pay that portion of the Earnout Shares in excess of 2,181,789 shares in cash determined based upon the fair market value of the Earnout Shares otherwise issuable at the time of issuance. If the shareholders do not approve Proposal No.2 at the Annual Meeting, then the Board intends to continue to seek shareholder approval thereof at the Company’s expense.

Effect of Shareholder Approval of Proposal No. 2

If the shareholders approve Proposal No.2, and more than 2,189,789 Earnout Shares are earned under the terms of the acquisition agreement, then the Company will be able to issue these additional shares in compliance with NASDAQ Marketplace Rule 5635 in lieu of cash.

Interest of Certain Persons

Ilan Bunimovitz, our CEO and director, is one of the GameLink Shareholders. He has received 6,200,175 shares of common stock under the acquisition agreement in consideration of his interest as a GameLink Shareholder, and he is also entitled to receive his pro rata share (72.65%) of the 4,595,397 Earnout Shares (up to 3,338,556 shares), in proportion to his ownership of the

GameLink companies at the time of the acquisition, when and as earned under the acquisition agreement. Accordingly, if Proposal No. 2 is approved Mr. Bunimovitz would be entitled to receive up to 3,338,556 shares, depending upon the number of Earnout Shares earned under the acquisition agreement. If Proposal No. 2 is not approved Mr. Bunimovitz would only be able to receive 1,585,066 of the 3,338,556 shares, and would entitled to receive in cash the value of up to an additional 1,753,490 shares, depending upon the number of Earnout Shares earned, based upon the fair market value of the shares at the time their issuance would otherwise be required under the acquisition agreement.

Pursuant to a Voting Agreement entered into by and among Private, the GameLink shareholders and Berth Milton, Private’s Chairman and majority shareholder, Mr. Milton has agreed to vote all shares beneficially owned by him in favor of the issuance of the shares issued or issuable in connection with the GameLink acquisition at the 2009 Annual Meeting of Shareholders.

Vote Required for Approval

Under NASDAQ Marketplace Rule 5635 a majority of the total votes cast on Proposal No. 2 is required for shareholder approval, exclusive of shares issued in connection with the acquisition. Broker non-votes and abstentions will have no effect on the outcome.

Our Board of Directors recommends a vote FOR the approval of the issuance of shares of common stock in connection with the acquisition of the GameLink companies.